Contact:	610-337-7000 Will Ruthrauff, ext. 6571 Shelly Oates, ext. 3202	For Immediate Release September 29, 2015

AmeriGas Partners Elects Pedro A. Ramos to Its Board of Directors

VALLEY FORGE, Pa., September 29 — AmeriGas Partners, L.P. (NYSE:APU) reported today that Pedro A. Ramos, 50, was elected a director of AmeriGas Propane, Inc. (the “General Partner”), the general partner of AmeriGas Partners, L.P. (“AmeriGas”), effective September 28, 2015. Mr. Ramos currently serves as the President and Chief Executive Officer of The Philadelphia Foundation, a charitable foundation committed to improving the quality of life in the five-county Philadelphia region.

Lon Greenberg, Chairman of the General Partner, said, “We are excited to welcome Pedro Ramos to our Board of Directors. Pedro is an accomplished attorney with extensive experience navigating complex business and government affairs matters. His leadership in the Philadelphia region, as well as his legal and business expertise, will be valuable assets to the General Partner and AmeriGas.”

Prior to assuming leadership of The Philadelphia Foundation in August 2015, Mr. Ramos served as a Partner with the law firms Schnader Harrison Segal & Lewis LLP, Trujillo Rodriguez & Richards, LLC (before its merger with Schnader Harrison Segal & Lewis LLP), Blank Rome LLP and Ballard Spahr LLP. Mr. Ramos also served as Managing Director of the City of Philadelphia from 2005 to 2007 and as City Solicitor of the City of Philadelphia from 2004 to 2005.  Additionally, Mr. Ramos served as Vice President and Chief of Staff to the President of the University of Pennsylvania from 2002 to 2004. Mr. Ramos was formerly Chairman of the Philadelphia School Reform Commission, a gubernatorial appointment, from 2011 to 2013. Mr. Ramos currently serves as a director of FS Investment Corporation, a publicly traded business development company.  He is also a member of the Boards of Directors of the Ed Snider Youth Hockey Foundation, the Philadelphia Zoo, the Independence Foundation, United Way of Greater Philadelphia and Southern New Jersey, and Independence Health Group.

Mr. Ramos holds a Bachelor of Arts in Urban Studies from the University of Pennsylvania and a Juris Doctor, cum laude, from the University of Michigan Law School. In 2014, he was awarded an honorary Doctor of Humane Letters from Drexel University.

About AmeriGas Partners, L.P.
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from over 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-08 # # # 9/29/15